Exhibit 10.1

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this “Fifth Amendment”) is made as of June ___, 2019, by and between ARE-MA REGION NO. 38, LLC, a Delaware limited liability company (“Landlord”), and CONSTELLATION PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.Landlord and Tenant are parties to that certain Lease Agreement dated as of February 5, 2010, as amended by that certain First Amendment to Lease dated as of October 25, 2011, as further amended by that certain Second Amendment to Lease dated as of October 18, 2013, as further amended by that certain letter agreement dated as of September 30, 2015, as further amended by that certain Third Amendment to Lease dated as of September 26, 2016, and as further amended by that certain Fourth Amendment to Lease dated as of September 28, 2018 (the “Fourth Amendment”) (as amended, the “Lease”).  Pursuant to the Lease, Tenant leases certain “Premises” containing approximately 47,546 rentable square feet, consisting of (i) a portion of the 2nd floor of the Building, containing approximately 36,309 rentable square feet (the “Original Premises”), and (ii) a portion of the 4th floor of the Building consisting of (x) Suite 401-S containing approximately 6,815 rentable square feet, and (y) Suite 430 containing approximately 4,422 rentable square feet (collectively, the “Expansion Premises”), in that certain building located at 215 First Street, Cambridge, Massachusetts (the “Building”).  The Premises are more particularly described in the Lease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.The Term of the Lease with respect to the Original Premises is scheduled to expire on June 30, 2020, and the Term of the Lease with respect to the Expansion Premises is scheduled to expire on March 6, 2022.

C.Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, extend the Term of the Lease with respect to the entire Premises through June 30, 2023 (the “Fifth Amendment Expiration Date”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Term.  The Term of the Lease with respect to the entire Premises (i.e., the Original Premises and the Expansion Premises) is hereby extended through the Fifth Amendment Expiration Date.  Except as otherwise expressly provided in Section 3 below, Tenant’s occupancy of the Premises through the Fifth Amendment Expiration Date shall be on an “as-is” basis and Landlord shall have no obligation to provide any tenant improvement allowance or to make any alterations to the Premises.

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2.	Base Rent.

a.Original Premises.  Tenant shall continue to pay Base Rent for the Original Premises as provided for in the Lease through June 30, 2020.  Commencing on July 1, 2020, Tenant shall commence paying Base Rent for the Original Premises in the amount of $81.00 per rentable square foot of the Original Premises per year.  Base Rent payable with respect to the Original Premises shall be increased on each subsequent July 1st through the Fifth Amendment Expiration Date (each, an “Original Premises Adjustment Date”) by 3% by multiplying the Base Rent payable with respect to the Original Premises immediately before such Original Premises Amendment Adjustment Date by 3% and adding the resulting amount to the Base Rent payable with respect to the Original Premises immediately before such Original Premises Adjustment Date.  For the avoidance of doubt, the parties agree that Base Rent with respect to the Original Premises (i) is currently payable in the annual amount of $2,430,887.55 (through June 30, 2019), (ii) shall be payable in the annual amount of $2,503,814.18 for the period of July 1, 2019 through June 30, 2020, and (iii) shall be payable in the following amounts for the period of July 1, 2020 through June 30, 2023:

Lease Period	Annual Base Rent	Monthly Base Rent Payment
July 1, 2020 – June 30, 2021	$2,941,029.00	$245,085.75
July 1, 2021 – June 30, 2022	$3,029,259.87	$252,438.32
July 1, 2022 – June 30, 2023	$3,120,137.67	$260,011.47

b.Expansion Premises.  Tenant shall continue to pay Base Rent with respect to the Expansion Premises as provided under the Lease through February 28, 2022.  Commencing on March 1, 2022, and thereafter on each subsequent March 1st during through the Fifth Amendment Expiration Date (each, an “Expansion Premises Adjustment Date”), Base Rent payable with respect to the Expansion Premises shall be increased by 3% my multiplying the Base Rent payable with respect to the Expansion Premises immediately before such Expansion Premises Adjustment Date by 3% and adding the resulting amount to the Base Rent payable with respect to the Expansion Premises immediately before such Expansion Premises Adjustment Date.  For the avoidance of doubt, the parties agree that Base Rent with respect to the Expansion Premises for the period commencing on the Expansion Premises Rent Commencement Date (March 7, 2019) through June 30, 2023 shall be paid in the following amounts:

Lease Period	Annual Base Rent	Monthly Base Rent Payment
March 7, 2019 – March 6, 2020	$848,393.50	$70,699.46
March 7, 2020 – March 6, 2021	$873,845.31	$72,820.44
March 7, 2021 – February 28, 2022	$900,060.67	$75,005.06
March 1, 2022 – February 28, 2023	$927,062.49	$77,255.21
March 1, 2023 – June 30, 2023	$954,874.36	$79,572.86

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3.

Original Premises TI Allowance.  Landlord shall make available to Tenant a tenant improvement allowance of up to $15.00 per rentable square foot of the Original Premises, or $544,635 in the aggregate (the “Original Premises TI Allowance”) for the design and construction (including Tenant’s project management fees) of fixed and permanent improvements desired by and performed by Tenant and reasonably acceptable to Landlord in the Original Premises (the “Original Premises Improvements”), which Original Premises Improvements shall be constructed pursuant to a scope of work reasonably acceptable to Landlord and Tenant.  The Original Premises TI Allowance shall be available only for the design and construction of the Original Premises Improvements (including Tenant’s project management fees). Tenant acknowledges that upon the expiration of the Term of the Lease, the Original Premises Improvements shall become the property of Landlord and may not be removed by Tenant.  Except for the Original Premises TI Allowance, Tenant shall be solely responsible for all of the costs of the Original Premises Improvements.  The Original Premises Improvements shall be treated as Alterations and shall be undertaken pursuant to Section 12 of the Lease.  The contractor for the Original Premises Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Prior to the commencement of the Original Premises Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors, and certificates of insurance from any contractor performing any part of the Original Premises Improvements evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance.  Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

During the course of design and construction of the Original Premises Improvements, Landlord shall reimburse Tenant for the cost of the Original Premises Improvements once a month against a draw request in Landlord’s standard form, containing evidence of payment of the applicable costs and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily and reasonably obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request.  Upon completion of the Original Premises Improvements (and prior to any final disbursement of the Original Premises TI Allowance) Tenant shall deliver to Landlord the following items: (i) sworn statements setting forth the names of all contractors and subcontractors who did work on the Original Premises Improvements and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for the Original Premises Improvements.  Notwithstanding the foregoing, if the cost of the Original Premises Improvements exceeds the Original Premises TI Allowance, Tenant shall be required to pay such excess in full prior to Landlord having any obligation to fund any remaining portion of the Original Premises TI Allowance.  The Original Premises TI Allowance shall only be available for use by Tenant for the construction of the Original Premises Improvements until the date that is 12 months after the date of this Fifth Amendment (the “Outside Original Premises TI Allowance Date”).  Any portion of the Original Premises TI Allowance which has not been properly requested by Tenant from Landlord on or before the Outside Original Premises TI Allowance Date shall be forfeited and shall not be available for use by Tenant.

4.

Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Fifth Amendment and that no Broker brought about this transaction, other than CBRE.  Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than CBRE, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.  Landlord shall pay any commission due to CBRE pursuant to a separate written agreement.

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5.

OFAC.  Tenant and, to Tenant’s knowledge, all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the Term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

6.	Miscellaneous.

a.This Fifth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Fifth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.This Fifth Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

c.This Fifth Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  Electronic signatures shall be deemed original signatures for purposes of this Fifth Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d.Except as amended and/or modified by this Fifth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Fifth Amendment.  In the event of any conflict between the provisions of this Fifth Amendment and the provisions of the Lease, the provisions of this Fifth Amendment shall prevail.  Whether or not specifically amended by this Fifth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fifth Amendment.

[Signatures are on the next page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment as of the day and year first above written.

TENANT:

CONSTELLATION PHARMACEUTICALS, INC.,
a Delaware corporation

By:
Its:

LANDLORD:

ARE-MA REGION NO. 38, LLC,
a Delaware limited liability company

By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership, managing member

	By:	ARE-QRS Corp., a Maryland corporation, general partner

By:
Its:

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